As filed with the Securities and Exchange Commission on March 12, 2004
Registration Nos. 333-103440-02 and 333-103440-01

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

3333 HOLDING CORPORATION	CENTEX DEVELOPMENT COMPANY, L.P.

(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	Delaware (State or other jurisdiction of incorporation or organization)

75-2178860 (I.R.S. Employer Identification No.)	75-2168471 (I.R.S. Employer Identification No.)

2728 North Harwood Dallas, Texas 75201 (Address of principal executive offices, including zip code)	2728 North Harwood Dallas, Texas 75201 (Address of principal executive offices, including zip code)

CENTEX CORPORATION LONG TERM INCENTIVE PLAN
(Full title of the plan)

Raymond G. Smerge
Secretary
2728 North Harwood
Dallas, Texas 75201
(Name and address of agent for service)

(214) 981-5000
(Telephone number, including area code, of agent for service)

DEREGISTRATION OF UNSOLD SECURITIES
SIGNATURES
INDEX TO EXHIBITS
Powers of Attorney - 3333 Holding Corporation
Powers of Attorney - Centex Development Co., L.P.

DEREGISTRATION OF UNSOLD SECURITIES

     This Post-Effective Amendment No. 1 relates to the Registration Statements on Form S-8 (File Nos. 333-103440-02 and 333-103440-01) (collectively, the “Registration Statements”) of 3333 Holding Corporation (“Holding”) and Centex Development Company, L.P. (“CDC”), respectively, pertaining to beneficial interests in 1000 shares of Holding’s common stock, par value $0.01 per share (“Holding Common Stock”), and 900 warrants (the “CDC Warrants”) to purchase Class B Units of limited partnership interest in CDC, which were filed with the Securities and Exchange Commission and became effective on February 25, 2003. The Registration Statements registered that portion of the beneficial interest in the Holding Common Stock and the CDC Warrants that corresponded to the 500,000 shares of Centex Corporation (“Centex”) common stock, par value $0.25 per share (“Centex Common Stock”), to be issued under the Centex Corporation Long Term Incentive Plan (the “Plan”).1

     On November 17, 2003, Holding, Centex, and 3333 Acquisition Corp. (“Acquisition Corp.”), a wholly-owned subsidiary of Centex, entered into an Agreement and Plan of Merger (the “Holding Merger Agreement”) pursuant to which Acquisition Corp. would be merged with and into Holding, with Holding surviving as a wholly-owned subsidiary of Centex (the “Holding Merger”). The Holding Merger was approved by the requisite vote of the Holding stockholders and became effective at 8:59 p.m. Pacific Time on February 29, 2004 (the “Holding Effective Time”) as specified in the Articles of Merger filed with the Secretary of State of the State of Nevada on February 25, 2004. Pursuant to the Holding Merger, the Holding Common Stock was cancelled at the Holding Effective Time and therefore beneficial interests in the Holding Common Stock are no longer issuable under the Plan.

     On November 17, 2003, CDC, 3333 Development Corporation, the general partner of CDC, Centex, Centex Development Acquisition, L.P., an indirect partnership subsidiary of Centex (“Acquisition, L.P.”), and Centex Homes, an indirect, partnership subsidiary of Centex, entered into an Agreement and Plan of Merger (the “CDC Merger Agreement”) pursuant to which Acquisition, L.P. would be merged with and into CDC, with CDC surviving as an indirect partnership subsidiary of Centex (the “CDC Merger”). The CDC Merger was approved by all of CDC’s partners and became effective at 11:59 p.m. Eastern Time on February 29, 2004 (the “CDC Effective Time”) as specified in the Certificate of Merger filed with the Secretary of State of the State of Delaware on February 25, 2004. Pursuant to the CDC Merger, the CDC Warrants were cancelled at the CDC Effective Time and therefore beneficial interests in the CDC Warrants are no longer issuable under the Plan.

     As a result of the Holding Merger and the CDC Merger, the offering of beneficial interests in Holding Common Stock and the CDC Warrants pursuant to the Registration Statements has been terminated. In accordance with an undertaking made by Holding and CDC in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, Holding and CDC hereby remove from registration the securities of Holding and CDC registered but unsold under the Registration Statements. Centex will continue to operate the Plan and to offer for sale unsold Centex Common Stock registered under Centex’s Registration Statement on Form S-8 (File No. 333-103440), which is not affected by this post-effective amendment.

     1 Prior to the completion of the Holding Merger (as defined herein) and the CDC Merger (as defined herein), each Centex stockholder owned, pursuant to a Nominee Agreement, a beneficial interest in that portion of the 1,000 shares of Holding Common Stock and the CDC Warrants that the total number of shares of Centex Common Stock held by such stockholder bore to the total number of shares of Centex Common Stock outstanding from time to time. This beneficial interest was not represented by a separate certificate or receipt. Instead, each Centex stockholder’s pro rata portion of such beneficial interest was represented by the certificate or certificates evidencing such Centex stockholder’s Centex Common Stock, and was previously tradeable in tandem with, and as a part of, each such Centex stockholder’s Centex Common Stock. The Nominee Agreement and the tandem trading relationship were terminated upon the effectiveness of the Holding Merger and the CDC Merger.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-103440-02 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 12, 2004.

3333 HOLDING CORPORATION
Registrant

By:	/s/ STEPHEN M. WEINBERG

Stephen M. Weinberg
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement No. 333-103440-02 has been signed by the following persons in the capacities and on the date indicated.

	Signature	Title	Date
	/s/ STEPHEN M. WEINBERG Stephen M. Weinberg	President and Chief Executive Officer (Principal Executive Officer)	March 12, 2004
	/s/ TODD D. NEWMAN Todd D. Newman	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	March 12, 2004
By:	/s/ STEPHEN M. WEINBERG Stephen M. Weinberg As Attorney in Fact*	Majority of the Board of Directors: Laurence E. Hirsch, Timothy R. Eller and Stephen M. Weinberg	March 12, 2004

*	Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-103440-01 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 12, 2004.

CENTEX DEVELOPMENT COMPANY, L.P. Registrant

By:	Centex Homes, its General Partner

	By:	Centex Real Estate Corporation, its Managing General Partner

		By:	/s/ ANDREW J. HANNIGAN

Andrew J. Hannigan
Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement No. 333-103440-01 has been signed by the following persons on behalf of Centex Real Estate Corporation, as the designated managing general partner of Centex Homes, as general partner of, and on behalf of, the Registrant in the capacities and on the date indicated.

	Signature	Title	Date
	/s/ ANDREW J. HANNIGAN Andrew J. Hannigan	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 12, 2004
	/s/ J. ANDREW KERNER J. Andrew Kerner	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 12, 2004
By:	/s/ ANDREW J. HANNIGAN Andrew J. Hannigan As Attorney in Fact*	Majority of the Board of Directors: Laurence E. Hirsch, Timothy R. Eller and Andrew J. Hannigan	March 12, 2004

*	Pursuant to authority granted by powers of attorney, copies of which are filed herewith

INDEX TO EXHIBITS

3333 HOLDING CORPORATION

Exhibit		Filed Herewith or
Number	Exhibit	Incorporated by Reference
24A	Powers of Attorney.	Filed herewith.

INDEX TO EXHIBITS
CENTEX DEVELOPMENT COMPANY, L.P.

Exhibit		Filed Herewith or
Number	Exhibit	Incorporated by Reference
24B	Powers of Attorney.	Filed herewith.